UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

_________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 3, 2011

American Realty Capital New York Recovery REIT, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland
(State or Other Jurisdiction of Incorporation)

333-163069	27-1065431
(Commission File Number)	(IRS Employer Identification No.)

405 Park Avenue New York, New York 10022
(Address, including zip code, of Principal Executive Offices)
(212) 415-6500
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective August 3, 2011, Leslie D. Michelson resigned as a member of the Board of Directors of American Realty Capital New York Recovery REIT, Inc. (the “Company”) and was appointed to the board of American Realty Capital Daily Net Asset Value Trust, Inc., a non-traded REIT sponsored by an affiliate of our sponsor that is currently in registration with the Securities and Exchange Commission.  Mr. Michelson was the Chairman of the Company’s Audit Committee and was the Company’s “audit committee financial expert” as defined by Item 407(d)(5) of Regulation S-K.

Simultaneous with Mr. Michelson’s resignation, the Board of Directors of the Company appointed (i) Scott J. Bowman as a member of the Board of Directors and Audit Committee and (ii) William G. Stanley as Chairman of the Audit Committee, both appointments effective immediately.  The Board of Directors has determined that Mr. Stanley qualifies as an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K.

Mr. Bowman, like the Company’s other independent directors, will participate in the Company’s employee and director incentive restrictive share plan. Under that plan, Mr. Bowman received, on August 3, 2011, 3,000 restricted shares of common stock, awarded under an award agreement in substantially the same form used for current independent directors of the Company. Such shares will vest over a five-year period following the first anniversary of the grant date in increments of 20% per year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.

Date: August 5, 2011	By:	/s/ Nicholas S. Schorsch
		Name:	Nicholas S. Schorsch
		Title:	Chief Executive Officer and Chairman of the Board of Directors